American Lorain Corp	CCG Investor Relations
Mr. Gang Liu, Director of IR	Mr. Crocker Coulson, President
Phone: +86 539 7317667	Phone: 646-213-1915 (New York)
Email: liugangqd@yahoo.com	Email: crocker.coulson@ccgir.com
www.loraingroup.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

American Lorain Announces Second Quarter 2008 Results

JUNAN COUNTY, Shandong, China, August 15, 2008 -- American Lorain Corporation (OTC Bulletin Board: ALRC) (''American Lorain'' or the ''Company''), an international packaged foods company based in Shandong Province, People’s Republic of China (“PRC”), announced yesterday its financial results for the second quarter ended June 30, 2008.

Second Quarter Highlights

•

Net revenue grew 61% year-over-year to a record $21.5 million

•

Gross profit increased 76% to $5.2 million

•

Gross margin was up 24.1% from 22.1% a year ago

•

Net income increased to $2.1 million, up from a loss of $0.2 million in the second quarter of 2007; the loss a year ago includes $1.3 million in expenses related to a fire at the Company’s Beijing Lorain plant

•

Fully diluted earnings per share were $0.08, up from a loss of $0.01 per fully diluted share a year ago

•

Increased the total number of counters in supermarkets to 500

•

Domestic sales were 83% of net revenue

•

Recognized by nine Chinese ministries and commissions with the National Leading Enterprise in Agricultural Industrialization Award

•

Won bid to enter into $20 million, two-year distribution contract with Yum! Brands

•

Leased new facility for packaged and convenience food production

“Our second quarter results reflect the strength of our position in the Chinese high-end chestnut market. During the quarter, we enhanced our distribution network by transitioning to agents rather than selling through wholesalers or directly to retailers and increased our number of counters in supermarkets to 500,” said Mr. Si Chen, Chairman and CEO of American Lorain. “Our recent contract win with Yum! China division clearly demonstrates the strength of our distribution network, and we look forward to further improving our network in the coming months.”

Net revenue for the second quarter of 2008 increased to $21.5 million, up 61% from $13.3 million in the second quarter of 2007. Chestnut products represented 58% of total net revenue, while vegetable products accounted for 24% and meat products contributed 19% of net revenue.

Domestic sales accounted for 83% of net revenue in the second quarter of 2008, up from 78% during the second quarter of 2007. Exports, which represented 17% of net revenue, increased 23% to $3.7 million in the second quarter of 2008 from $3.0 million in the second quarter of 2007.  Korea surpassed Japan as the largest export market, contributing to 5% of sales.

American Lorain’s strong revenue growth in the second quarter of 2008 was mainly the result of strong domestic chestnut sales combined with more efficient distribution channels. During the quarter, American Lorain started transferring domestic sales to agents and increased the number of branded counters in supermarkets and showcase stores to a total of approximately 500 retail outlets.

Gross profit in the second quarter of 2008 amounted to $5.2 million, up 76% from $3.0 million in the second quarter of 2007. The Company was able to fully transfer rising raw material prices to consumers. Gross margin increased 2 percentage points from 22.1% in the second quarter of 2007 to 24.1%, due to more efficient domestic sales and higher product margins. Chestnut products had the highest average gross margin at 28% while canned, frozen and bulk products and convenience food products had average gross margins of 16% and 19%, respectively.

Total operating expenses in the second quarter of 2008 were $1.7 million, or 7.9% of revenue, compared to $0.8 million, or 5.7% of revenue, in the second quarter of 2007. The increase in operating expenses as a percentage of revenue was attributed to higher general and administrative (“G&A”) expenses due to increased transportation costs relative to the Company’s expanded business, increased compensation for managerial personnel and expansion of its distribution channels. In the second quarter of 2008, G&A expenses were $1.1 million, or 5.1% of total revenues, compared to $0.5 million, or 3.4% of total revenues, for the same quarter last year. The increase in selling and marketing expenses was due to increased efforts to market the Company’s products domestically.

Income from operations in the second quarter of 2008 was $3.5 million, up 58% from $2.2 million in the second quarter of 2007. Operating margin remained stable at 16.2% in the second quarter of 2008, compared to 16.5% in the second quarter of 2007.

Net income for the second quarter of 2008 was $2.1 million, or $0.08 per fully diluted share, compared to a loss of $0.2 million, or $0.01 per fully diluted share, in the second quarter prior year.  Net loss for the year ago period includes the impact of $1.3 million in non-operational expenses due to a fire at the Company’s Beijing Lorain facility.  The Company received government subsidies in the second half of 2007 to compensate for these losses.

Six Month Results

Net revenue for the first six months of 2008 was $39.0 million, up 54% from $25.2 million during the same period prior year. Gross profit was $9.1 million, or 23.4% of net revenue, up 55% from $5.9 million, or 23.4% of net revenue, in the first half of 2007. Operating income was $6.3 million, or 16.1% of net revenue, up 35% from $4.7 million, or 18.5% of net revenue, in the first half of 2007. Net income for the first six months of 2008 was $3.8 million, or 9.9% of net revenue, compared to net income of $1.3 million, or 5.2% of net revenue in the same period a year ago. Net income for the first half of 2007 includes $1.3 million in expenses related to the fire at the Company’s Beijing Lorain facility.  Diluted earnings per share were $0.15, compared to $0.06 per diluted share in the same period a year ago.

Financial Condition

As of June 30, 2008, American Lorain had $8.5 million in cash and equivalents, short term bank loans and notes payable of $24.9 million and $0.6 million in long-term debt.  At quarter end, the Company had a current ratio of 1.5 and $22.3 million in working capital. Shareholders' equity stood at $52.4 million up from $44.5 million at year end 2007.

During the six months ended June 30, 2008, the Company generated $3.3 million in cash flow from operating activities, up from a negative cash flow of $9.0 in the first half of 2007. The increase in cash flow was mainly due to net income and lower receivables. Capital expenditures totaled $9.1 million in the first half of 2008, primarily due to construction of facilities for processing of chestnut and other food products.

Recent Events

On June 10, American Lorain leased 60,000 square feet of facilities in Dongguan, Guangdong province for a 10-year term. One of the buildings will be used for office space and the other one will be used for production of packaged foods and convenience foods. The new line will begin production in September and is expected to generate $4.4 million in revenue from October to December in 2008.

On July 10, 2008, the company announced it won a bid to enter into a two-year contract with Yum Restaurant Consulting (Shanghai) Co. to distribute a variety of products for Yum! China Division's subsidiaries Kentucky Fried Chicken (KFC) and Pizza Hut in China.  The potential contract, intended to cover the period from September 2008 to August 2010, is expected to generate more than $20 million in revenues for American Lorain.

Business Outlook

American Lorain is following a multi-pronged growth strategy which includes increasing sales of its high-end chestnut products in the domestic and top-tier export markets, expanding its domestic distribution channels and broadening its product mix.

Domestic sales will form the focal point of the Company’s geographic sales mix and the Company plans to expend RMB 20 million (approximately $3 million) to adjust and expand its sales and marketing channels to benefit from the increasing disposable income of the Chinese middle class and to offset unfavorable foreign currency exchange rates.  Domestic sales are expected to total 65% of total net revenue in 2008, compared to 59% in 2007. Due to the seasonality of chestnut production, the Company intends to continue its diversification strategy into its other product segments.

As part of its efforts to increase domestic sales, American Lorain will concentrate on developing its distribution channels. The Company is in the process of transitioning the majority of domestic sales to agents and thereby obtain a wider distribution and improved cash flow management. The Company also intends to double the number of branded counters in supermarkets during the second half of 2008, to 1,000.

American Lorain intends to continue diversifying its international sales geographically to access more high-end markets. Sales of chestnut products to France more than tripled during the second quarter of 2008 from the first quarter due to the implementation of new distribution agreements, suggesting a promising second half in terms of exports to Europe.

"During the second half of 2008, we will focus on branding our chestnut products for the domestic market.  Due to our marketing efforts and improved distribution network, domestic sales of chestnut products are expected to increase by 50% during this year,  we are also seeing tremendous growth potential from our markets in Europe and expect exports to these countries to double in 2008,” said Mr. Chen. “We continue to expand our product offerings, particularly in the convenience foods segment.”

The Company expects net income in the range of $13.0 million to $15.0 million, or $0.49 to $0.56 earnings per share using a fully diluted share count of 26.8 million for fiscal year 2008.

About American Lorain Corporation

Shandong Lorain, an indirectly owned subsidiary of American Lorain Corp., was founded by Mr. Si Chen, CEO of American Lorain, in Shandong Province, People’s Republic of China, in 1995. When American Lorain started its operations in 1995, the Company sold chestnut products. In 2002, the Company entered the canned, frozen and bulk foods packaged market and in 2004, the Company entered the convenience and packaged foods market. The Company's chestnut products are mostly exported, while the convenience food, and frozen, canned and bulk food products are sold domestically in China.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains certain statements that may include 'forward-looking statements' within the meaning of federal securities laws.  All statements, other than statements of historical facts, included herein are ``forward-looking statements.'' Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-FINANCIAL TABLES FOLLOW-

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED JUNE 30, 2008 AND 2007

		Three months ended June 30,		Six months ended June 30,
	Note	2008	2007	2008	2007
Net revenues		$21,524,427	$13,343,209	$38,952,726	$25,242,021
Cost of revenues		(16,338,272)	(10,388,680)	(29,818,596)	(19,341,479)
Gross profit		5,186,155	2,954,529	9,134,130	5,900,542

Operating expenses
Selling and marketing expenses		(616,050)	(296,917)	(1,235,018)	(422,750)
General and administrative expenses		(1,087,894)	(460,141)	(1,632,344)	(820,140)

Operating Income		3,482,211	2,197,471	6,266,768	4,657,652

Investment income		(2,790)	-	(2,790)	-
Government subsidy income		4,492	(7,721)	37,242	-
Interest and other income		71,505	7,234	110,588	33,824
Other expenses		(94,819)	(1,329,203)	(104,987)	(1,333,429)
Interest expense		(683,401)	(737,611)	(1,273,698)	(1,303,281)

Earnings before tax		2,777,199	130,170	5,033,124	2,054,766

Income tax	2(r), 13	(493,194)	(285,597)	(883,575)	(615,577)

Income before minority interests		2,284,005	(155,427)	4,149,549	1,439,189

Minority interests		(166,631)	(54,442)	(300,471)	(155,837)

Net income		$2,117,374	$(209,869)	$3,849,078	$1,283,352
Earnings per share	2(v)
- Basic		$0.0850	$(0.00746)	$0.1544	$0.0636
- Diluted		$0.0836	$(0.00746)	$0.1517	$0.0623

Weighted average shares outstanding
- Basic		24,923,178	22,437,703	24,923,178	20,185,241
- Diluted		25,320,677	23,255,647	25,378,104	20,594,213

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2008

	(Unaudited)	(Audited)
	6/30/2008	12/31/2007
ASSETS
Current Assets
Cash and Cash equivalents	$8,494,358	$6,769,973
Restricted Cash	4,252,007	2,021,839
Short-term Investment	7,276	7,246
Trade accounts receivable	20,730,615	32,859,688
Other receivables	7,266,259	7,552,976
Inventory	19,358,049	17,903,344
Advance to Suppliers	3,615,626	5,357,951
Prepaid Expenses and Taxes	2,143,719	916,774
Total Current Assets	$65,867,909	$73,389,790

Non-Current Assets
Long-term Investment	1,589,355	-
Property, plant and equipment, net	29,442,995	24,022,181
Land use rights, net	3,995,251	3,047,021

TOTAL ASSETS	$100,895,510	$100,458,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$24,944,797	$24,077,504
Notes payable	6,548,503	2,734,444
Accounts payable	2,607,516	6,251,833
Income tax payable	732,134	1,121,528
Accrued liabilities and other payables	6,728,839	16,784,108
Customers deposits	1,994,139	957,642
Total Current Liabilities	$43,555,927	$51,927,058

Long-term Liabilities
Long-term bank loans	568,221	102,542

TOTAL LIABILITIES	$44,124,148	$52,029,600

		(Audited)
	6/30/2008	12/31/2007

Minority interests	$4,332,557	$3,887,021

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value, 200,000,000 shares authorized; 24,923,178 shares issued and outstanding as of June 30, 2008 and December 31, 2007	24,923	24,923
Additional paid-in-capital	24,187,268	24,187,268
Statutory reserves	6,106,809	4,497,647
Retained earnings	17,834,901	13,985,824
Accumulated other comprehensive income	4,284,904	1,846,708
	$52,438,805	$44,542,370

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,895,510	$100,458,992

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

	Six months ended June 30,
	2008	2007
Cash flows from operating activities
Net income	3,849,078	$1,283,352
Minority interest	300,471	155,837
Depreciation	513,157	345,003
Amortization	197,770	24,019
(Increase)/decrease in accounts & other receivables	12,415,790	(3,178,691)
(Increase)/decrease in advances to suppliers	1,742,325	-
(Increase)/decrease in inventories	(1,454,705)	(1,478,673)
(Increase)/decrease in prepaid tax	(1,226,945)	-
Increase/(decrease) in accounts and other payables	(13,699,587)	(6,147,360)
Increase/(decrease) in tax payable	(389,393)	-
Increase/(decrease) in customer deposit	1,036,497	-
Net cash (used in)/provided by operating activities	3,284,458	(8,996,513)

Cash flows from investing activities
Purchase of plant and equipment	(5,657,923)	-
Sale of plant and equipment	-	-
Purchase of biological assets	-	(1,031,299)
Payment of construction in progress	(315,133)	(777,177)
(Increase)/decrease in restricted cash	(2,230,168)	(3,987,219)
Payment of land use rights	(948,230)	-
Investments in securities	(1,589,385)	19,667
Contribution to capital reserve	1,609,161	-
Net cash used in investing activities	(9,131,678)	(5,776,028)

Cash flows from financing activities
Bank borrowings	1,332,972	-
Bank repayment	-	(5,769,343)
Notes payable	3,814,058	-
Issue of common stock	-	103,679
Increase in additional paid-in capital	-	20,260,623
Net cash provided by/(used in) financing activities	5,147,030	14,594,959

Net Increase/(decrease) of Cash and Cash Equivalents	(700,190)	(177,582)

Effect of foreign currency translation on cash
and cash equivalents	2,424,575	387,585

Cash and cash equivalents–beginning of year	6,769,973	2,316,425

Cash and cash equivalents–end of year	8,494,358	$2,526,428

Supplementary cash flow information:
Interest received	34,412	17,187
Interest paid	976,719	911,416
Taxes paid	2,079,565	$699,817